                                                                     EXHIBIT 5.1




                                December 14, 2001

Raining Data Corporation
17500 Cartwright Road
Irvine, California 92614

        Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

      At your request, we have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission (the "SEC") on or about December 14, 2001 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of one million (1,000,000) shares of common stock, $0.10 par value per share (the "Common Shares"), which will be issuable under your 2001 Employee Stock Purchase Plan (the "Plan").

      As your counsel, we have examined the proceedings taken by you and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Common Shares under the Plan (the "Plan Shares"). For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of the Plan Shares, you will receive consideration in an amount not less than the aggregate par value of the Plan Shares covered by each such issuance.

      Based upon and subject to the foregoing, it is our opinion that the Plan Shares, when issued and sold pursuant to the terms of the Plan, will be legally and validly issued, fully paid and nonassessable Common Shares.

      We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto.

                                      Very truly yours,


                                      WILSON SONSINI GOODRICH & ROSATI
                                      Professional Corporation

                                      /s/ WILSON SONSINI GOODRICH & ROSATI, PC